Exhibit 99.1

FOR IMMEDIATE RELEASE
November 3, 2025

Contact:
Media Team

+1-630-227-5100

Editor@aarcorp.com

AAR acquires HAECO Americas and signs multi-year contracts with key customers, extending North American MRO leadership

The acquisition expands AAR’s heavy maintenance footprint and accelerates the Company’s strategic objective to grow its Repair & Engineering segment

Related to the transaction, AAR secured multi-year heavy maintenance contracts with key customers worth over $850 million

Wood Dale, Illinois — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, announced today it has acquired HAECO Americas from HAECO Group for $78 million in an all-cash transaction, subject to customary adjustments. The acquisition immediately expands AAR’s maintenance footprint and accelerates the Company’s strategic objective to grow its Repair & Engineering segment. The purchase price represents a high single-digit multiple of last twelve months EBITDA before the impact of any synergies.

HAECO Americas is the second largest heavy maintenance provider in North America behind AAR. The business performs heavy aircraft maintenance, repair, and overhaul (MRO) and modification services at two facilities, one in Greensboro, North Carolina, and one in Lake City, Florida, for leading commercial airlines.

EXECUTIVE COMMENTARY

“AAR has become the most sought-after heavy maintenance provider in North America, and we are excited to extend our leadership position with the acquisition of HAECO Americas. Over the last few years, we have significantly invested in training, lean initiatives, and proprietary technology to enhance quality and efficiency in our MRO operations. These efforts have resulted in reduced turn-around times for our customers, higher employee retention, and meaningful increases to operating margins. We plan to apply our successful model to the HAECO Americas facilities and expect to significantly improve profitability and operational performance,” said John M. Holmes, AAR’s Chairman, President and CEO.

Holmes continued, “In connection with the transaction, we have secured agreements with key customers, totaling over $850M in sales over a multi-year period. These agreements, which effectively sell out the two HAECO Americas facilities, reflect strong demand and our close customer relationships. Moreover, these new facilities will allow us to further optimize our North American footprint, which we expect will lead to incremental margin expansion overall for our Repair & Engineering segment as we execute the integration.”

HAECO Americas’ over 1,600 dedicated team members bring considerable tenure and a wide range of technical experience on airline and cargo aircraft. The workforce, which is composed of 30% veterans, has focused on serving as centers of excellence and has performed maintenance on thousands of aircraft over decades.

“We are pleased to welcome the talented HAECO Americas team to AAR. Our strong safety culture, partnerships with educational institutions, and focus on career development have made AAR the premier employer for aviation technicians. We look forward to combining with the HAECO Americas team to deliver outstanding service to our customers,” said Tom Hoferer, AAR’s Senior Vice President of Repair & Engineering.

STRATEGIC RATIONALE

•	Alignment with Company objectives: This acquisition accelerates AAR’s growth and expands the Company’s strong relationships with premier airline customers in North America.

•	Meeting customer demand and footprint optimization: As the leading independent MRO provider in North America, AAR’s Airframe MRO network has a multi-year backlog, inclusive of its two facility expansions currently underway in Miami and Oklahoma City. The acquisition of HAECO Americas enables AAR to meet additional customer demand and to optimize its footprint over time.

•	Synergy realization and expected improvement in profitability: AAR has demonstrated its ability to drive best-in-class operational efficiency in its heavy maintenance operations. While the transaction will initially be slightly dilutive to AAR’s operating margins, applying the Company’s operating model to HAECO Americas’ two facilities is expected to drive significant synergy realization and margin improvement. Once the integration is complete, AAR expects HAECO Americas to achieve operating margins consistent with those of AAR’s current Airframe MRO operations, with the opportunity to expand further as the Company optimizes its overall heavy maintenance footprint.

For more information on AAR, visit aarcorp.com.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

This press release contains certain statements regarding the anticipated benefits of the acquisition of the heavy aircraft maintenance business from HAECO Americas, including statements regarding integrating the business and realizing related synergies; meeting continuing demand and expanding the Company’s North American heavy maintenance footprint; and improving operating margin, profitability and operations performance for the Repair & Engineering segment. Such statements are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and reflect management’s expectations about future conditions. Forward-looking statements may also be identified because they contain words such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘likely,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would,’’ or similar expressions and the negatives of those terms. These forward-looking statements are based on beliefs of management, as well as assumptions and estimates based on information currently available to us and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For a discussion of these and other risks and uncertainties, refer to “Risk Factors” in our most recent Annual Report on Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described and the anticipated benefits of the acquisition may not be realized. These events and uncertainties are difficult or impossible to predict accurately, and many are beyond our control. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements, except as required by law.